Benihana Inc. Reports Fiscal Fourth Quarter & Full Year 2011 Results

MIAMI, June 9, 2011 /PRNewswire/ -- Benihana Inc. (NASDAQ: BNHN; BNHNA), operator of the nation's largest chain of Japanese theme and sushi restaurants, today reported results for its 12-week fiscal fourth quarter and full year ended March 27, 2011.

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Richard C. Stockinger, Chairman, President and Chief Executive Officer of Benihana Inc., said, "We are very proud of Benihana's dramatic turnaround. Company-wide, unit level performance significantly improved from a year ago, and we generated a large, positive swing in net income despite major non-recurring expenses. Our outstanding top-line performance, our disciplined restaurant operations, our strong balance sheet and our highly attractive dining categories make us very excited about Benihana's opportunity to drive further growth in profitability and reach more customers in both existing and new markets."

Highlights for the Company's 12-week fiscal fourth quarter 2011 relative to the 12-week fiscal fourth quarter 2010 include:

  Company-wide comparable restaurant sales increased by 5.6%, led by the flagship Benihana teppanyaki concept, which saw 7.6% comparable restaurant sales growth;
  Total revenues increased 5.1% to $81.8 million from $77.8 million;
  Total restaurant sales increased 5.2% to $81.4 million from $77.4 million; and
  Net income was $0.5 million, or $0.02 per basic and diluted common share, compared to net income of $1.7 million, or $0.09 per basic and diluted common share.

Highlights for the Company's 52-week full year 2011 relative to the 52-week full year 2010 include:

  Company-wide comparable restaurant sales increased by 4.2%, led by Benihana teppanyaki, which saw 6.3% comparable restaurant sales growth;
  Total revenues increased 4.5%, or $14.1 million, to $327.6 million, the Company's 19th consecutive year of total revenue growth;
  Total restaurant sales increased 4.5%, or $14.1 million, to $325.9 million;
  Income from operations of $2.0 million compared to a loss of $7.7 million, representing an increase of $9.7 million
  Net income was $1.3 million compared to a net loss of $8.9 million, representing an increase of $10.2 million;
  Earnings per basic and diluted common share of $0.02 compared to a loss of $0.65 per basic and diluted common share;
  Completed an amended and restated credit agreement that provides us with continued access to our existing secured revolving credit facility through February 10, 2014, with an initial aggregate principal amount of $30 million and an option to increase the principal amount by $5 million to $35 million, subject to certain conditions (this facility had no borrowings as of June 7, 2011); and
  Additionally, key operational accomplishments during fiscal 2011 included:
    significantly growing the Benihana brand's loyalty programs;
    filling general manager positions at all of the Company's units and placing experienced regional managers in each of Benihana teppanyaki's ten geographic regions;
    continued addressing deferred maintenance;
    improving unit level controls over labor and cost of sales;
    significantly improving mystery shopper scores and reducing guest complaints; and
    improving health and sanitation scores.

Mr. Stockinger continued, "Our company-wide comparable restaurant sales growth, both in the most recent quarter and for the full fiscal year, was outstanding and speaks volumes as to the strength of our brands and, in particular, the success of the Renewal Program for our Benihana teppanyaki restaurants. The Benihana concept is delivering guests a consistently high quality dining experience built on premium food and beverages, higher service standards and an authentic and contemporary environment. We are building on our traffic growth through continued marketing and promotional efforts to drive brand awareness. The Chef's Table program, which builds brand loyalty through value-based promotions (including communicating our monthly Chef's Special offer), now has approximately 1.8 million members. With certificates valid only Monday through Thursday, The Chef's Table is also growing our non-weekend traffic. Kabuki Kids, a value-based promotion aimed at children, has approximately 200,000 participants and is helping to bring more and more family groups to Benihana.

"With strong restaurant-level managers in place Company-wide, and experienced regional managers at Benihana teppanyaki, our disciplined operating model has allowed us to harness our top-line growth to generate operating leverage and better bottom-line results," Mr. Stockinger continued. "Our unit level controls now include an improved labor scheduling process to better control restaurant operating expense, along with a suite of tools and processes for optimizing food and beverage costs, such as weekly physical inventory, par stock levels, managed order guides and greater economies of scale as a result of reducing Company-wide SKUs from 8,240 to approximately 725. Accordingly, for the year we were able to hold food and beverage costs virtually flat as a percentage of sales, despite commodity pricing pressures, while sharply reducing restaurant operating expenses by 260 basis points Company-wide and 370 basis points at Benihana teppanyaki."

Mr. Stockinger continued, "Our improved operating model and profitability enabled us to eliminate to date all of our outstanding borrowings and increase our financial flexibility. In light of the attractive growth characteristics of the full service Asian and sushi dining categories, we are looking for potential new locations using what we have learned from the Renewal Program and an expansive proprietary consumer survey that we recently completed.

"Looking ahead, we believe there are attractive opportunities for Benihana to further enhance shareholder value by continuing to execute our Renewal Program and introducing new initiatives under development at RA Sushi and Haru to heighten brand awareness and drive traffic growth. The significant improvements we have delivered to Benihana's customers have put us in a strong position to continue delivering value to our shareholders. That is our overriding objective, and all our efforts are focused on that goal," Mr. Stockinger concluded.

Fiscal Fourth Quarter 2011 Results

For the fiscal fourth quarter of 2011, total revenues increased approximately 5.1% to $81.8 million, compared to $77.8 million in the fiscal fourth quarter of 2010. Total restaurant sales increased 5.2% to $81.4 million in the fiscal fourth quarter of 2011 compared to $77.4 million in the same period in fiscal 2010.

Company-wide comparable restaurant sales increased 5.6%, including increases of 7.6% at Benihana teppanyaki and 3.4% at RA Sushi and a decrease of 2.7% at Haru. During the period, Benihana teppanyaki represented approximately 68% of consolidated restaurant sales, while RA Sushi and Haru accounted for 23% and 9% of consolidated restaurant sales respectively. There were a total of 1,164 store-operating weeks in the fiscal fourth quarter of 2011 compared to a total of 1,174 store-operating weeks in the fiscal fourth quarter of 2010.

Franchise fees and royalties were essentially flat during fourth quarter of fiscal year 2011 as compared to the same period a year ago.

Cost of food and beverage sales for the fiscal fourth quarter of 2011 totaled $20.1 million, or 24.7% of restaurant sales, compared to $18.8 million, or 24.3% of restaurant sales, in the same period last year. The increase in cost as a percentage of sales was primarily due to rising commodity costs.

As a result of improved labor management, restaurant operating expenses for the fiscal fourth quarter of 2011 totaled $50.3 million, or 61.8% of sales compared to $48.6 million, or 62.8% of sales, in the same period last year.

As a result of a $2.2 million increase in stock-based compensation for restricted shares granted, general and administrative expenses for the fiscal fourth quarter of 2011 totaled $9.8 million, or 12.0% of sales, compared to $7.5 million, or 9.8% of sales, in the same period last year.

Due primarily to the above-referenced increase in stock-based compensation, income from operations for the fiscal fourth quarter of 2011 was $1.6 million compared to $2.9 million a year ago.

Net income for the fiscal fourth quarter of 2011 was $0.5 million, or $0.02 per basic and diluted share, compared to net income of $1.7 million, or $0.09 per basic and diluted share, in the same quarter of 2010. The decrease in net income was primarily attributable to higher stock-based compensation, partially offset by lower borrowing costs.

Full Year 2011 Results

Total revenues for the 52-week fiscal year 2011 increased 4.5%, or $14.1 million, to $327.6 million compared to $313.5 million in the 52-week fiscal year 2010.

Fiscal year 2011 was Benihana's nineteenth consecutive year with total sales increases. Total restaurant sales increased 4.5%, or $14.1 million, to $325.9 million from $311.8 million. Company-wide comparable restaurant sales increased by 4.2%, including an increase of 6.3% at Benihana teppanyaki, an increase of 0.3% at RA Sushi, and a decrease of 0.4% at Haru. Benihana teppanyaki represented approximately 67% of consolidated restaurant sales, while RA Sushi and Haru accounted for 23% and 10% of consolidated restaurant sales respectively. There were a total of 5,034 store-operating weeks in fiscal 2011 compared to a total of 5,060 store-operating weeks in the prior year.

Franchise fees and royalties were flat during fiscal year 2011 as compared to fiscal year 2010.

The cost of food and beverage sales for fiscal 2011 increased 0.5% as a percentage of restaurant sales, as compared to the prior fiscal year, primarily due to rising commodity costs.

Restaurant operating expenses decreased 2.6% as a percentage of restaurant sales during fiscal year 2011 as compared to fiscal year 2010. At Benihana teppanyaki, restaurant operating expenses decreased 3.7% as a percent of revenue. The decrease is primarily the result of enhanced labor management, improving expenses by 2.4% of sales. At RA Sushi, restaurant operating expenses decreased 1.4% as a percent of restaurant sales when compared to the prior year, with half of the improvement due to more effective labor management. At Haru, restaurant operating expenses increased 1.2% as a percent of restaurant sales as a result of an increase in utilities costs.

General and administrative costs increased $11.7 million, or 3.3% as a percentage of sales, in fiscal year 2011 as compared to the prior fiscal year, which included approximately $10.8 million in non-recurring expenses associated with, among other things, consulting agreements, severance costs, costs related to the proxy contest, and costs related to the process to explore strategic alternatives for the Company.

Income from operations was $2.0 million compared to a loss from operations of $7.7 million in the prior fiscal year. Fiscal 2010 included $12.3 million in impairment charges.

Net income increased by $10.2 million, resulting in net income of $1.3 million compared to a net loss of $8.9 million in fiscal year 2010. Earnings per basic and diluted common share were $0.02 compared to a loss per basic and diluted common share of $0.65 for the prior year.

The above discussion contains certain non-GAAP financial measures as defined under SEC rules, such as net (loss) income and diluted (loss) earnings per share, adjusted in each case to exclude certain items disclosed above. The Company believes that each of the foregoing non-GAAP financial measures improves the transparency of the Company's disclosure, provides a meaningful presentation of the Company's results from its ongoing operations excluding the impact of items not related to the Company's ongoing operations, and improves the period-to-period comparability of the Company's results from its ongoing operations.

About Benihana

Headquartered in Miami, Benihana Inc. (NASDAQ GS: BNHN, BNHNA) is the nation's leading operator of Japanese theme and sushi restaurants with 96 restaurants nationwide, including 63 Benihana restaurants, eight Haru sushi restaurants, and 25 RA Sushi restaurants. In addition, 20 franchised Benihana restaurants are operating in the United States, Latin America and the Caribbean. To learn more about Benihana Inc. and its three restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Benihana Inc. and Subsidiaries Sales by Concept (Unaudited) (In thousands)
	Three Periods Ended
	March 27,	March 28,	Percentage
	2011	2010	change
Comparable restaurant sales by concept:
Teppanyaki	$ 55,152	$ 51,234	7.6%
RA Sushi	7,443	7,648	-2.7%
Haru	18,820	18,201	3.4%
Total comparable restaurant sales	$ 81,415	$ 77,083	5.6%

	Fiscal Year Ended
	March 27,	March 28,	Percentage
	2011	2010	change
Comparable restaurant sales by concept:
Teppanyaki	$ 215,922	$ 203,082	6.3%
RA Sushi	73,675	73,484	0.3%
Haru	32,558	32,675	-0.4%
Total comparable restaurant sales	$ 322,155	$ 309,241	4.2%

Benihana Inc. and Subsidiaries Condensed Consolidated Statements of Earnings (Unaudited) (In thousands except per share data)
	Three Periods Ended
	March 27,		March 28,
	2011		2010

Revenues:
Restaurant sales	$ 81,385	99.5%	$ 77,372	99.4%
Franchise fees and royalties	401	0.5%	455	0.6%
Total revenues	81,786	100.0%	77,827	100.0%

Restaurant Expenses:
Cost of food and beverage sales	20,129	24.6%	18,792	24.1%
Restaurant operating expenses	50,285	61.5%	48,565	62.4%
Restaurant opening costs	-	0.0%	-	0.0%
General and administrative expenses	9,759	11.9%	7,552	9.7%
Total operating expenses	80,173	98.0%	74,909	96.3%

Income (Loss) from operations	1,613	2.0%	2,918	3.7%
Interest expense, net	(298)	-0.4%	(776)	-1.0%

Income (Loss) before income taxes	1,315	1.6%	2,142	2.8%
Income tax expense (benefit)	766	0.9%	451	0.6%

Net Income (Loss)	549	0.7%	1,691	2.2%
Less: Accretion of preferred stock issuance costs and
preferred stock dividends	250		250

Net income (loss) attributable to common stockholders	$ 299		$ 1,441

Earnings (Loss) Per Share
Basic earnings (loss) per common share	$ 0.02		$ 0.09
Diluted earnings (loss) per common share	$ 0.02		$ 0.09

Weighted Average Shares Outstanding
Basic	15,983		15,403
Diluted	16,037		18,628

Benihana Inc. and Subsidiaries Condensed Consolidated Statements of Earnings (Unaudited) (In thousands except per share data)
	Fiscal Year Ended
	March 27,		March 28,
	2011		2010

Revenues:
Restaurant sales	$ 325,921	99.5%	$ 311,797	99.4%
Franchise fees and royalties	1,719	0.5%	1,727	0.6%
Total revenues	327,640	100.0%	313,524	100.0%

Restaurant Expenses:
Cost of food and beverage sales	79,810	24.4%	74,759	23.8%
Restaurant operating expenses	209,416	63.9%	208,486	66.5%
Restaurant opening costs	8	0.0%	1,045	0.3%
General and administrative expenses	36,373	11.1%	24,625	7.9%
Impairment charges	-	0.0%	12,347	3.9%
Total operating expenses	325,607	99.4%	321,262	102.5%

Income (Loss) from operations	2,033	0.6%	(7,738)	-2.5%
Interest expense, net	(1,368)	-0.4%	(2,020)	-0.6%

Income (Loss) before income taxes	665	0.2%	(9,758)	-3.1%
Income tax expense (benefit)	(670)		(815)

Net Income (Loss)	1,335	0.4%	(8,943)	-2.9%
Less: Accretion of preferred stock issuance costs and
preferred stock dividends	1,084		1,085

Net income (loss) attributable to common stockholders	$ 251		$ (10,028)

Earnings (Loss) Per Share
Basic earnings (loss) per common share	$ 0.02		$ (0.65)
Diluted earnings (loss) per common share	$ 0.02		$ (0.65)

Weighted Average Shares Outstanding
Basic	15,581		15,388
Diluted	15,612		15,388

Benihana Inc. and Subsidiaries Condensed Balance Sheet Data (Unaudited) (In thousands)
	March 27,	March 28,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$ 4,038	$ 2,558
Other current assets	11,133	13,149
Total current assets	15,171	15,707

Property and equipment, net	182,992	194,261
Goodwill	6,896	6,896
Deferred income tax asset, net	15,823	17,226
Total assets	$ 220,882	$ 234,090

Liabilities, Convertible Preferred Stock and Stockholders' Equity
Current Liabilities:
Borrowings under line of credit	-	22,410
Other current liabilities	33,467	32,979
Total current liabilities	33,467	55,389

Borrowings under line of credit	5,689	0
Long term liabilities	15,293	15,362
Total liabilities	54,449	70,751

Convertible preferred stock	19,710	19,623

Stockholders' Equity
Total stockholders' equity	146,723	143,716
Total liabilities, convertible preferred stock and stockholders' equity	$ 220,882	$ 234,090

Contact
Adam Weiner/James David
Kekst and Company
(212) 521-4800